UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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AEI INCOME & GROWTH FUND XXI LP
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January 7, 2021

Dear AEI Fund XXI Limited Partner:

This letter and the enclosed consent documents are provided to request your vote on operational matters concerning AEI Income & Growth Fund XXI Limited Partnership, in which you have invested as a limited partner. We refer to this partnership as “Fund XXI” or “the Fund” throughout these documents. The enclosed Consent Form provides you with the opportunity to vote on three proposals, the first and second of which are alternatives to each other:

The enclosed Consent Form provides you with the opportunity to vote on three proposals:

Proposal #1. To instruct Fund XXI to begin liquidation. That means that it will begin selling its properties and its existence will terminate once all property sales are completed. If this proposal is approved, you will begin receiving capital distributions as the property sales occur and your quarterly distributions from rental income will decline over time to zero when the last property is sold.

Proposal #2. As an alternative to Proposal #1, to authorize Fund XXI to continue in operation for an additional 60 months from January 2021. If this proposal is approved, you will continue to receive quarterly distributions from Fund XXI operations, rather than capital distributions from the sale of its properties.

Proposal #3. To allow Fund XXI to sell joint venture interests that it currently owns in five of its properties to other AEI Affiliated Funds. The remaining interests in these joint ventures are currently owned by other AEI Funds. If any Fund XXI joint venture interests are sold to affiliated Funds, the sales will be made on an “as is, where is” basis and the price of each property will be based upon the property’s fair market value as determined by an independent, third-party, commercial property appraiser.

Prior to voting, you should read the Consent Statement carefully to understand what is being proposed and the risks presented by these proposals. If you have any questions about this communication, please call AEI Investor Services, toll free, at 800-328-3519.

Sincerely,

AEI Fund Management XXI Inc.
General Partner

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, Minnesota 55101

CONSENT STATEMENT

We are providing this Consent Statement to all limited partners of AEI Income & Growth Fund XXI Limited Partnership who are unit owners of record as of January 1, 2021. Through the enclosed Consent Form, we are soliciting your consent to the three proposals below:

Proposal #1. To instruct Fund XXI to begin liquidation by selling its properties and, thereafter, terminating its existence.

Proposal #2. As an alternative to Proposal #1, to amend Section 11.3 of the limited partnership agreement of Fund XXI to authorize it to continue in operation for an additional 60 months from January 2021, at which time another vote on this matter will be presented to the limited partners.

Proposal #3. To allow Fund XXI to sell joint venture interests that it currently owns in five of its properties to other AEI Affiliated Funds.

To vote, you must return a properly signed Consent Form that is received by AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on March 1, 2021. Please vote “FOR” only one of the first two proposals. Do not vote “FOR” both Proposal #1 and Proposal #2 at the same time: they are mutually exclusive and cannot be implemented simultaneously.

We encourage you to sign and return the enclosed Consent Form – your vote is important.

We mailed this Consent Statement to you, as a limited partner of Fund XXI, on January 1, 2021.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE CONSENT SOLICITATION		3
SUMMARY OF PROPOSALS		8
BACKGROUND OF THE FUND		10
	Fund XXI	10
	Properties	10
	Summary Financial Information	11
PROPOSAL #1 – LIQUIDATION		12
	Reasons for the Liquidation Proposal	12
	Effects of the Liquidation Proposal	12
	Material Federal Income Tax Considerations of Liquidation	13
	Risks of the Liquidation Proposal	14
PROPOSAL #2 – CONTINUE OPERATIONS FOR 60 MONTHS		15
	Reasons for the Proposal to Continue Operations	15
	Effects of the Proposal to Continue Operations	15
	Amendment to the Limited Partnership Agreement	15
	Conflicts of Interest with the Proposal to Continue Operations	16
	Risks of the Proposal to Continue Operations	16
PROPOSAL #3 – SALE OF JOINT VENTURE INTERESTS TO OTHER AEI AFFILIATED FUNDS		17
	Reasons for Proposal #3	17
	Effects of Proposal #3	18
	Amendment to the Operating Agreement	18
	Risks of Proposal #3	19
UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT		19
CONSENT PROCEDURES		20
	Timing of the Consent Solicitation	20
	Record Date and Votes Required for Approval	20
	Procedures for Voting	21
	Costs of Solicitation	21
	Mailing	21

Exhibit A –	Amendment to Limited Partnership Agreement (Proposal #2)	22

Exhibit B –	Financial Statements at and for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020 and 2019	23

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
AND THE CONSENT SOLICITATION

BACKGROUND

Q:
What are you asking me to do?
A:
We are asking you to vote by signing and returning the enclosed Consent Form:
(1) On a proposal to authorize Fund XXI to begin its liquidation by selling its properties and terminating its existence;
(2) on an alternative proposal to amend Section 11.3 of the partnership agreement of Fund XXI to authorize it to continue in operation for an additional 60 months from January  2021, at which time another vote on this matter will be presented to the limited partners; and
 (3) on a proposal to allow Fund XXI to sell joint venture interests that it currently owns in five of its properties to other AEI Affiliated Funds.
Do not vote “FOR” both Proposal #1 and Proposal #2 at the same time: they are mutually exclusive and cannot be implemented simultaneously.

Q:
Why are you asking for my vote?
A:
We are asking for your vote on the first proposal because, in February 2014, a majority of the limited partners voted to amend the limited partnership agreement of Fund XXI to continue operations for five years, after which the General Partner would ask the limited partners to again vote on a proposal to liquidate the Fund or continue its operations.
We are asking for your vote on the second proposal because Fund XXI provides cash distributions from operations to its limited partners that are, we believe, favorable when compared to the income they might receive from other investments, and we believe many of the Fund’s limited partners may prefer to see a continuation of those cash distributions as opposed to a termination of the Fund.
We are asking for your vote on the third proposal because Fund XXI owns joint venture interests in five properties with other AEI Affiliated Funds. Because most buyers of net leased real estate require ownership of an entire property, we believe that it would be difficult for Fund XXI to sell these joint venture interests in the open real estate market. As a result, we are asking you to vote on a proposal to allow Fund XXI to sell its interests in these properties to other AEI Affiliated Funds. Although we believe that Section 6.6 of the Fund XXI partnership agreement expressly contemplates such a sale to current joint-venture owners, Section 6.6(vii) also prohibits Fund XXI from selling properties to affiliated funds, therefore creating an ambiguity unless resolved. This vote would eliminate such ambiguity. In addition, this proposal would also allow Fund XXI to sell joint venture interests to any AEI Affiliated Fund, not just AEI Affiliated Funds that are current joint-venture owners.

Q:
May I vote “FOR” all proposals?
A:
No. Vote “FOR” only one of the first two proposals. Do not vote “FOR” Proposal #1 and “FOR” Proposal #2 at the same time. Proposal #1, if approved, will require the sale of the Fund’s properties and the Fund’s liquidation, while Proposal #2 will authorize the Fund to continue in operation. If none of the proposals are approved, Fund XXI will continue in operation without a specific time frame to liquidate.

PROPOSAL #1 – LIQUIDATION

Q:
Why is Proposal #1 being presented?
A:
In February 2014, a majority of the limited partners voted to amend the limited partnership agreement of Fund XXI to continue operations for five years, after which the Managing General Partner would ask the limited partners to again vote on a proposal to liquidate the Fund or continue its operations. Under Section 6.1 of the limited partnership agreement, we are required to obtain the consent of holders of a majority of the outstanding units to sell all or substantially all of the Fund’s assets.

Q:
What will happen if limited partners approve Proposal #1?
A:
The proposal, if approved, will authorize the General Partners of Fund XXI to commence the orderly sale of the Fund’s six properties. We anticipate that all sales could be completed within 24 to 36 months. As sales are completed, Fund XXI would distribute the proceeds to you and other limited partners, less expenses, less the General Partners’ interest in the proceeds, and less a reasonable operating reserve. Reserve funds would be distributed as part of the final dissolution of the Fund.

Q:
If Proposal #1 is approved, how much cash might I receive?
A:
We cannot know how much cash can be generated from the sale of the properties until the sales are actually completed. The value of the properties depends upon market conditions. Any amount that the Fund would be able to distribute would depend upon the terms of sale as well as expenses incurred to complete each sale. Based upon current market conditions and capitalization rates for similarly situated properties, and our own internal analysis without independent appraisal, we estimate that the “liquidation value” of the assets of Fund XXI is approximately $13,863,000 or approximately $730 per unit as of June 30, 2020. In making this estimate, we are assuming that Fund properties are sold in the normal course of business without extraordinary expense, that the properties continue to generate rental income during the sales period, and that the General Partners’ interest is subtracted prior to calculating the liquidation value per unit. It is likely that the actual proceeds will vary from this estimate. Any variation could be material.

Q:
What are the tax consequences of liquidation?
A:
The sale of the properties and distribution of the liquidation proceeds may generate both ordinary income and capital gain or loss to the limited partners for United States federal income tax purposes. Tax matters are complicated. Your tax consequences may depend on your financial situation and whether you purchased your units in the original offering or the secondary market. Please consult your tax advisor to determine the tax consequences of liquidation to you.

Q:
What if Proposal #1 is not approved?
A:
If Proposal #1 to liquidate is not approved, then Fund XXI will not liquidate and will continue in operation until the limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2045, as stated in the limited partnership agreement. However, in approximately five years, we would expect to again submit the question to liquidate to a vote by the Fund’s limited partners.

PROPOSAL #2 – CONTINUE OPERATIONS FOR 60 MONTHS

Q:
Why is Proposal #2 being presented?
A:
The General Partners believe that:
  Fund XXI continues to be an attractive business as a going concern and is currently generating cash distributions from its properties that are higher than distributions investors could realize from other income-generating investments with similar risk profiles.
  Continuation of Fund XXI’s operations may allow capital gains to be generated from the sale of properties prior to the final liquidation of the Fund.
  Continuation of Fund XXI’s operations will allow limited partners to maintain their investment in income-producing, net leased, commercial properties without incurring the costs that they could expect to incur if Fund XXI were to liquidate and they re-invested their proceeds in other similar investments.
We cannot assure you that Fund XXI will achieve these objectives if you vote for the proposal to continue operations.

Q:
What will happen if limited partners approve Proposal #2?
A:
If Proposal #2 is approved, then:
  Fund XXI will not commence liquidation at this time.
  Fund XXI will continue to operate: owning net leased, commercial properties occupied by national and regional corporate tenants, distributing rental income generated by those properties, and periodically selling properties to generate capital gains for distribution while reinvesting the remaining proceeds into similar properties.
  After 60 months, Fund XXI will again solicit a vote to continue in operation or liquidate.

Q:
Are there risks associated with continuing operations?
A:
Fund XXI will continue to be subject to the risks of investment in real estate, including the following:
  Changing market and economic conditions may adversely affect the value of properties which Fund XXI owns, or may purchase;
  Any default by tenants may reduce rental income or delay sale of Fund properties;
  The absence of a public market for the limited partnership units, and the limited capacity of Fund XXI to repurchase units under its repurchase plan;
  Delay in final sale of the Fund’s properties and receipt of proceeds from sales;
  Conflicts of interest with respect to the General Partners and their affiliates receiving reimbursements of expenses based upon the capital value of the Fund that may cause them to have a different interest than limited partners for approving Proposal #2.
You should read the risk factors presented later in this Consent Statement to fully understand the risks involved.

Q:
Do the General Partners, or management of the General Partners, have any interest in seeing Proposal #2 approved?
A:
Potentially, yes. The General Partners and their affiliates are reimbursed for the expenses incurred in operating Fund XXI, including expenses of administering the Fund’s properties. If the Fund is liquidated, these reimbursements would terminate. Although the reimbursements are at cost, they are calculated on the fully-loaded costs of the General Partners and their affiliates in providing the services and, therefore, include a portion of the salaries and other compensation expenses of the General Partners and their affiliates. On the other hand, if the Fund is liquidated, the General Partners will receive a share of the liquidation proceeds.

Q:
Will Proposal #2 have any tax consequences for me?
A:
We do not believe there should be any tax consequences resulting from the approval of Proposal #2.

PROPOSAL #3 – SALE OF JOINT VENTURE INTERESTS TO OTHER AEI AFFILIATED FUNDS

Q:
What will happen if limited partners approve Proposal #3?
A:
The proposal, if approved, will allow Fund XXI to sell the joint venture interests it owns in five properties to other AEI Affiliated Funds. The sales price for properties sold in this manner will be based upon an independent, third-party, commercial property appraisal.

Q:
If Proposal #3 is approved, what is the benefit to Fund XXI?
A:
A sale of a joint venture interest in a property on the open real estate market could take many months, if not years. The sale to other Affiliated Funds could, however, can be completed in a relatively short time, resulting in the Fund receiving sale proceeds sooner. Furthermore, real estate brokerage commissions typically represent a seller-related expense and have historically ranged from 3% to 6% of a property’s gross sale price. A sale to other Affiliated Funds will eliminate the expense of brokerage commissions, thereby potentially resulting in higher net sales proceeds to the Fund.

Q:
What if Proposal #3 is not approved?
A:
If the proposal to sell the Fund’s properties to other Affiliated Funds is not approved, then Fund XXI will attempt to sell the joint venture interests in the five properties in the open real estate market. If the interests cannot be sold in timely fashion, the final liquidation of the Fund may be delayed.

THE CONSENT SOLICITATION PROCESS

Q:
What vote is required to approve the proposals?
A:
The affirmative vote of a majority of the units of limited partner interest in Fund XXI is required to approve a proposal.

Q:
Am I required to vote on these proposals?
A:
No. You are not required to vote. However, not voting would have the effect of a vote against the proposals. If Proposal #1 to liquidate is not approved by limited partners holding a majority of the outstanding units, then Fund XXI will continue in operation until the limited partners vote to authorize the sale of all of the Fund’s properties or December 31, 2045. If Proposal #3 is not approved by limited partners holding a majority of the outstanding units, Fund XXI will not sell any joint venture interests in properties to other AEI Affiliated Funds.

VOTING PROCEDURES

Q:
How do I vote?
A:
Mark your vote, sign and date the enclosed Consent Form and return it in the enclosed postage prepaid envelope. Your Consent Form must be received by 5:00 p.m., Central Time, on March 1, 2021 (unless this date and time is extended).

Q:
May I revoke my consent?
A:
Yes. You may withdraw or revoke your consent at any time prior to 5:00 p.m. Central Time, on March 1, 2021. To be effective, a written or facsimile revocation or withdrawal of the Consent Form must be received prior to such time and addressed to AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101. A notice of revocation or withdrawal must specify the limited partner’s name and the number of units being withdrawn.

Q:
Do limited partners have appraisal rights?
A:
With respect to this vote, limited partners are not entitled to appraisal rights with respect to the value of their units. There will not be any procedure by which a limited partner can seek an alternative valuation of his or her units, regardless of whether the limited partner does or does not consent to any of the proposals.

SUMMARY OF PROPOSALS

The following summarizes the proposals being presented to the limited partners of Fund XXI. You should read this entire Consent Statement to fully understand the proposals.

 Proposal #1 – Liquidation:

Effect:

If liquidation is authorized, the General Partners will commence the orderly sale of the Fund’s properties and the winding up of its affairs, including distribution of proceeds to partners in accordance with the limited partnership agreement. Authorization to liquidate is required in accordance with Section 6.1 of the limited partnership agreement prior to the sale of all or substantially all of the assets of the Fund.
Vote Required:
Approval of the liquidation proposal requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the General Partners for their own account).

Proposal #2 – Continue Operations For 60 Months:

Effect:

If the proposal to continue operations is approved, the Fund’s limited partnership agreement will be amended to set the year of 2026 as the date at which limited partners would again vote on continuing operations or liquidating.
Vote Required:
Approval of the proposal to continue operations requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the General Partners for their own account).

Proposal #3 – Sale of Joint Venture Interests to Other AEI Affiliated Funds:

Effect:

If the proposal to sell joint venture interests to other AEI affiliated funds is approved, Fund XXI will be allowed to sell its joint venture interest in a property to an AEI Affiliated Fund at a sale price based upon an independent, third-party, commercial property appraisal.
Vote Required:
Approval of the sale of joint venture interests to other AEI affiliated funds proposal requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the General Partners for their own account).

Solicitation:
This Consent Statement was prepared by, and consents are being solicited by and on behalf of, AEI Fund Management XXI, Inc., the Managing General Partner of Fund XXI.

Interest of General
The General Partners have interests in the liquidation proposal and the proposal to
Partners:
continue operations that are different from the interests of limited partners because:

  The General Partners and their affiliates receive reimbursements of the costs they incur and services they provide to Fund XXI, including the compensation expense of their employees based upon the hours they spent for the services they performed. These reimbursements will terminate if the liquidation proposal is approved and Fund XXI is dissolved.
  The General Partners are entitled to indemnification in instances defined in the limited partnership agreement.
  If the Fund is liquidated, the General Partners will receive a share of the liquidation proceeds.

BACKGROUND OF THE FUND

Fund XXI

AEI Income & Growth Fund XXI Limited Partnership is a Minnesota limited partnership organized in 1995. It raised $24 million through a public offering of its units. These proceeds were used to purchase, for cash, commercial real estate occupied by tenants under net leases. Fund XXI initially purchased 10 properties with the net proceeds from the offering, including partial interests in seven of these properties. The prospectus under which the units were originally offered indicated that properties would be sold from time to time and the cash proceeds invested in similar net leased properties.

Although Fund XXI has not commenced the sale of properties in final liquidation, the Fund has sold properties and reinvested the majority of the proceeds in similar net leased properties. In all cases, the Fund has distributed enough cash for limited partners to pay the taxes generated by any income or gain recognized by them on sale of such properties.

Properties

As of September 30, 2020, Fund XXI held interests in six net leased properties. It also held cash from recent property sales totaling $1,858,000. All tenants of the properties are subject to net leases under which the tenant pays substantially all of the property operating costs. The tenants in these properties are current with their rental payments and the properties are fully occupied.

The following table sets forth the properties held by Fund XXI as of September, 2020, the date each property was acquired, the ownership interest in the property, the acquisition cost, the date the initial lease term expires, the annual rental amount, and the Managing General Partner’s estimate of the current value of the property:

Property	Date Acquired	Ownership Interest (%)	Acquisition Cost	Lease Expiration	Annual Rent	Estimated Value (1)
Jared Jewelry Hanover, MD	2/9/04	50.00	1,989,135	1/31/22	203,946	2,147,000
Jared Jewelry Auburn Hills, MI	1/14/05	40.00	1,466,048	12/31/24	214,480	1,173,000
Best Buy Eau Claire, WI	1/31/08	54.00	3,637,706	1/19/23	119,926	3,400,000
Fresenius Shreveport, LA	10/2/08	55.00	1,360,617	6/30/27	175,818	1,555,000
Gander Mountain Champaign, IL	7/3/14	30.00	2,156,552	n/a	n/a	1,002,000
Dollar Tree Cincinnati, OH	2/3/16	100.00	1,866,675	1/31/26	215,240	1,685,000
Total Estimated Value						$10,962,000

  Estimated value at June 30, 2020. Fund XXI has not obtained appraisals of these properties. The Managing General Partner has valued the properties based upon rental rates and prevailing capitalization rates which they believe are applicable. If a property is vacant, the marketability of the property is analyzed to determine a fair value. We cannot assure you that we could sell the properties at the estimated values set forth in the table.

Summary Financial Information

The following table provides operational data about Fund XXI for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018, on the basis of Fund XXI continuing as a going concern:

	Nine Months Ended September 30		Year Ended December 31
	2020	2019	2019	2018
Rental income	$626,097	$777,638	$1,001,165	$1,036,602
Partnership Administration & Property Management Expenses	177,258	200,420	254,139	245,023
Depreciation	291,633	352,863	450,074	470,484
Total Expenses	468,891	553,283	704,213	715,507
Operating Income	157,206	224,355	296,952	321,095
Other Income – Interest	7,406	9,635	15,995	7,647
Gain on Sale of Real Estate	0	0	804,853	0
Net Income	164,612	233,990	1,117,800	328,742
Net Income Allocated to Limited Partners	162,966	231,650	1,101,066	325,455
Net Income Per LP Unit	8.67	12.01	57.46	16.74
Distributions Per LP Unit	22.83	30.52	40.96	40.38

The following table provides data on the financial condition of Fund XXI on a historical cost basis at September 30, 2020 and 2019, and December 31, 2019 and 2018:

	September 30		December 31
	2020	2019	2019	2018
Cash	$2,974,676	$829,804	$3,197,449	$993,307
Receivables	51,585	1,466	0	3,664
Investments in Real Estate, net	8,034,167	10,281,646	8,258,725	10,566,489
Total Assets	11,060,428	11,112,916	11,456,174	11,563,460
Payable to Affiliate	37,697	102,025	94,400	107,167
Distributions Payable	133,937	198,178	198,178	198,186
Acquired Below-Market Lease Intangible	43,242	51,350	49,323	87,655
Total Liabilities	225,491	351,553	341,901	393,008
General Partners’ Capital	5,305	(1,093)	7,992	2,998
Limited Partners’ Capital	10,840,247	10,762,456	11,106,281	11,167,454

PROPOSAL #1 – LIQUIDATION

Reasons for the Liquidation Proposal

In February 2014, a majority of the limited partners voted to amend the limited partnership agreement of Fund XXI to continue operations for five years, after which the Managing General Partner would ask the limited partners to again vote on a proposal to liquidate the Fund or continue its operations. Under Section 6.1 of the limited partnership agreement, we are required to obtain the consent of holders of a majority of the outstanding units to sell all or substantially all of the Fund’s assets.

Effects of the Liquidation Proposal

Operations. If limited partners holding a majority of the outstanding units vote in favor of the liquidation proposal, the Managing General Partner will take action to commence the sale of Fund XXI’s properties and the liquidation of the Fund. The Managing General Partner will, from time to time, distribute the proceeds from the sale of properties to the extent it believes, in its sole discretion, that such proceeds are not required for operations during liquidation, not required to pay Fund obligations, or required to deal with contingent obligations. Once all of the Fund’s properties are sold, the Managing General Partner would wind up the affairs of the Fund and distribute any net sales proceeds and remaining reserves to the limited partners and the General Partners. The Fund would then be dissolved and cease operations. Under Section 12.1 of the limited partnership agreement, this dissolution does not require, and the Fund will not ask you for, any additional vote.

Distributions. As set forth under the caption “Background of the Fund – Properties”, the Managing General Partner estimates the current value of Fund XXI’s properties at approximately $10,962,000, not including cash from recent property sales of approximately $1,858,000. Neither the Managing General Partner nor Fund XXI has obtained any independent appraisal or opinion regarding the value of the Fund’s properties. This valuation is based upon the rental rates generated by each property and the capitalization rates that the Managing General Partner believes are applicable in the markets in which the properties are located.

It is not possible for the Managing General Partner to predict the timing of the sale of the Fund’s properties. Assuming that (a) the sale of properties can be completed over the next 24 to 36 months, (b) there are no adverse events, such as tenant defaults or bankruptcies, that adversely affect the Fund’s ability to sell its properties or the market value that can be obtained in such sales, (c) there are no increases or decreases in the market value of the properties and they can be sold at the amounts estimated by the Managing General Partner, and (d) there are no other extraordinary partnership expenses, the Managing General Partner estimates that approximately $13,863,000 of proceeds will be available for distribution from sale of properties and cash reserves. Of that amount, approximately $13,724,000 or $730 per unit would be available for distribution to limited partners. Because some of these assumptions will inevitably be inaccurate, and the Managing General Partner’s estimates of value cannot be precise, the actual amounts available for distribution to partners will vary from these estimates and the variation may be material.

Assuming the Fund was liquidated as of December 31, 2020 and that the estimated liquidation proceeds from the sale of properties were realized, and factoring in prior cash distributions received, an original investment in the Fund of $1,000, on April 15, 1995, would have received $2,460 in total distributions over the life of the investment.

Material Federal Income Tax Considerations of Liquidation

The federal income tax discussion set forth below addresses the material federal income tax consequences of the liquidation of a partnership. It does not purport to deal with all aspects of federal income taxation that may be relevant to a particular limited partner with respect to such limited partner’s personal circumstances. The discussion is directed solely to limited partners who hold the units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and have acquired the units for investment and not as a dealer or for resale. This discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Partnership interests as compensation. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis). Limited partners are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of Fund XXI, including the applicability and effect of federal, state, local and other tax laws.

General. Fund XXI, as a partnership for federal income tax purposes, is not subject to federal income tax; instead, each partner is required to take into account such partner’s distributive share of the Fund’s income, gains, losses, deductions, credits and tax preference items in computing the partner’s federal income tax liability for any taxable year, without regard to whether the partner has received any distribution from the Fund.

For federal income tax purposes, the liquidation process consists of two separate components: (1) the sale by Fund XXI of its properties; and (2) the distribution of cash to each limited partner in liquidation (a "liquidating distribution") of the partner's interest in Fund XXI. Each of these is separately discussed below

Sale of Fund XXI's properties. For federal income tax purposes, each limited partner will be required to include in its income such partner’s allocable share of the gain or loss realized by Fund XXI upon the sale of the Fund’s properties. Gain will result primarily from the sale of a property, including both the real property and any improvements. Gain that falls within the definition of "depreciation recapture" will be treated as ordinary income for tax purposes. Other gain, as well as other items of partnership gain or loss, will be capital or ordinary gain or loss, depending upon the nature of the asset sold.

Distribution to the limited partners. A limited partner will recognize capital gain to the extent the amount of the liquidating distribution received by the limited partner exceeds the limited partner's tax basis for the limited partner’s units, as such basis is adjusted to reflect any gain or loss realized by Fund XXI on the sale of its assets. A limited partner will recognize a capital loss to the extent that the amount of the liquidating distribution received by the limited partner is less than the limited partner's tax basis for its units, as adjusted.

Passive Activity Rules. Limited partners that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. A limited partner's allocable share of partnership income, gain or loss from the sale of Fund XXI's properties is generally treated as derived from a passive activity. Limited partners may generally deduct losses from passive activities only to the extent of their income from passive activities. Passive activity losses that are not allowed in any taxable year are suspended and may be carried forward indefinitely and allowed in subsequent years as an offset against passive activity income. However, upon final liquidation of the Fund, any suspended passive activity losses of a limited partner with respect to its investment in Fund XXI may be used to reduce other income of the limited partner.

Risks of the Liquidation Proposal

The Managing General Partner may not be able to dispose of properties at the estimated market values.

The Managing General Partner has estimated the market value of the properties based upon rental rates and market capitalization rates. The rate at which such rents are capitalized is dependent upon prevailing interest rates in the markets where the properties are located. To the extent prevailing interest rates increase, the value of the properties calculated using these methods would decline. Further, the market value of properties is dependent upon the financial strength of the tenants occupying the properties owned by Fund XXI. A general economic downturn may affect the financial strength of the tenants. If tenants occupying the Fund’s properties are adversely affected, the Fund may experience an increased level of default in rental payments, or a general decrease in the willingness of purchasers to acquire its properties because of the increased risk involved.

The rapid disposition of properties may cause Fund XXI to fail to realize the full value of its properties.

If the proposal to liquidate Fund XXI is approved, the Managing General Partner will attempt to dispose of Fund XXI’s properties during the next 24 to 36 months. The disposition of properties could generate less value to Fund XXI and its limited partners than estimated, particularly if sales must be completed rapidly.

If tenants default on their lease obligations, or file for protection under bankruptcy laws, the value of properties may be depressed, and the final disposition of those properties may be delayed.

If a tenant defaults on its lease obligations, or abandons a property, prior to its sale by Fund XXI, the value of the property would likely be adversely affected, the Fund might have difficulty selling the property, and the sale might be delayed until an alternative tenant can be located. If a tenant filed for protection under applicable bankruptcy laws, the tenant (if a debtor in possession) or the bankruptcy trustee would have a period of time to assume or reject the lease and the Fund may be delayed in its disposition of the property and final liquidation of the Fund.

Limited partners will be required to pay tax on any capital gain that Fund XXI realizes on the sale of its properties and a portion of the gain may be taxed at higher tax rates.

Sales of properties will generate an income and gain recognition event for federal income tax purposes with respect to the value of the properties and proceeds received, while continued operation of properties would generate income for tax purposes primarily related to rental income received. For properties that Fund XXI has held and depreciated for tax purposes for a significant period of time, a significant portion of the sales price could represent depreciation recapture taxable to limited partners at higher tax rates.

PROPOSAL #2 – CONTINUE OPERATIONS FOR 60 MONTHS

Reasons for the Proposal to Continue Operations

The proposal to continue operations is being presented because the General Partners believe:

  Fund XXI continues to be an attractive business as a going concern and is currently generating cash distributions from its properties that are higher than distributions investors could realize from other income-generating investments with similar risk profiles.
  Continuation of Fund XXI’s operations may allow Fund properties to appreciate and produce capital gains from the sale of properties prior to the final liquidation of the Fund.
  Continuation of Fund XXI’s operations will allow limited partners to maintain their investment in income-producing, net leased, commercial properties without incurring the costs that they could expect to incur if Fund XXI were to liquidate and they reinvested their proceeds in other similar investments.

We cannot assure you that Fund XXI will achieve these objectives if you vote for the proposal to continue operations.

Effects of the Proposal to Continue Operations

The proposal to continue operations for an additional 60 months from January 2021 will allow Fund XXI to continue to operate in the same manner in which it has operated historically. The Fund’s operations will continue to be reported to you in a manner consistent with historical financial results. Subject to the normal risks of operating as summarized below, we anticipate that the Fund will continue to make quarterly distributions of cash flow from rental income. The continuation of operations will move into the future the date that limited partners could receive proceeds from the final sale of properties and liquidation of Fund XXI. After 60 months, Fund XXI will again solicit a vote of the limited partners to continue in operation or liquidate.

As of September 30, 2020, Fund XXI held cash totaling approximately $1,858,000 from recent property sales. If the proposal to continue operations is approved, we expect to invest this cash in additional net leased properties, less a reserve to pay for any anticipated unit repurchase requests that may be received in 2020 and 2021.

If the proposal to continue operations is not approved, and the liquidation proposal is approved, Fund XXI will commence the process of disposing of its properties. If neither Proposal #1 nor Proposal #2 is approved, the Fund will continue to operate in the ordinary course of business.

Amendment to the Limited Partnership Agreement

The proposal to continue the operations of Fund XXI will be implemented, if approved by limited partners, through the amendment to Section 11.3 of the limited partnership agreement that is set forth in Exhibit A to this Consent Statement. This amendment will require the Managing General Partner to prepare a new consent statement before January 31, 2026 to solicit another vote of limited partners to either liquidate Fund XXI or extend its operation for an additional period of years.

There is no contractual requirement in the limited partnership agreement of Fund XXI to terminate its existence, or sell its properties and liquidate, prior to 2046. In February 2014, the limited partners voted to amend Section 11.3 of the limited partnership agreement, which was intended to create an obligation to solicit the vote of limited partners in liquidating Fund XXI at a definite point in time. This was intended both to eliminate conflicts that could cause the General Partners to delay liquidation of Fund XXI and to give limited partners a time horizon for final liquidation. Section 11.3 does not, however, require liquidation and if limited partners were to again vote to continue its operations in 60 months, the operation of Fund XXI, and the time at which limited partners would receive a final distribution of cash from the sale of its assets, would be moved to a future date.

Conflicts of Interest with the Proposal to Continue Operations

The General Partners and their affiliates are reimbursed for their expenses, including the salaries and compensation expense of employees, based upon the time those employees spend on the affairs of the investment funds they manage. To the extent the General Partners and their affiliates have more investment funds under management, the aggregate amount of such reimbursements is larger and the salaries that are justifiable for their management may be higher. Accordingly the General Partners have an incentive to maintain funds and properties under management. On the other hand, reimbursements to the General Partners and their affiliates for operations are at cost and do not represent a profit center for the General Partners or their affiliates. Further, if the Fund does not liquidate, the General Partners will not receive cash distributions representing their share of liquidation proceeds.

Risks of the Proposal to Continue Operations

If the proposal to continue operations is approved, the business of Fund XXI will continue to be subject to the risks associated with the ownership of real property and the illiquidity of investment in a limited partnership, including the following:

Limited partners will have no right to liquidation proceeds until Fund XXI is liquidated.

If the proposal to continue operations is approved, limited partners will likely not have a right to receive the proceeds from the final disposition of properties and liquidation of Fund XXI for at least an additional five years.

There will continue to be no public market for the units and substantial restrictions on sale or disposition of the units.

To avoid being classified as a publicly traded limited partnership for tax purposes, the limited partnership agreement of Fund XXI continues to place substantial restrictions on sale or transfer of units. There is no trading market for the units and the restrictions in the limited partnership agreement are designed to ensure that no public trading market develops. Accordingly, it may be difficult to dispose of units or to receive full value for units when they are sold if the proposal to liquidate is not approved.

The operations of Fund XXI will continue to be subject to the risks of real estate investment.

If the proposal to continue operations is approved, the properties of Fund XXI will continue to be held for investment and the proceeds from any sale of Fund properties may not be distributed to partners during the following five years, except to the extent necessary to pay income taxes resulting from any taxable gain on sale that is allocated to limited partners. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. In addition, the value of the properties is affected by the financial condition of the tenants. To the extent there is a general economic downturn, the industries in which the Fund’s tenants operate may be adversely affected, causing defaults or renegotiation of lease terms. To the extent the Fund’s lease rates decline in the future, or if there are tenant defaults, the value of real estate held by the Fund may decline.

Limited partners will continue to be dependent upon the General Partners for all decisions relating to the operation of Fund XXI.

If Fund XXI continues to operate, limited partners will continue to rely almost exclusively on the General Partners of the Fund for its operations. The General Partners have complete authority to make decisions regarding the Fund’s day-to-day operations and the acquisition or disposition of properties. There are no limitations that limited partners may enforce regarding the types of net leased, commercial properties that may be acquired. The General Partners may take actions with which limited partners disagree. Limited partners do not have any right to object to most management decisions unless the General Partners breach their duties. Limited partners are able to remove the General Partners only by a majority vote of limited partners or in other limited instances.

The General Partners may benefit from continuing operations in ways that create conflicts of interest.

The interests of the General Partners in continuing operations may be different from those of the limited partners’ interests because the General Partners and their affiliates will continue to receive reimbursements from Fund XXI. The General Partners and their affiliates are reimbursed at cost, which includes a portion of salaries of personnel and other overhead, for services they provide to the Fund and the proposal to continue operations, if adopted, will allow those reimbursements to continue.

Limited partners will not have appraisal rights in connection with continuing operations.

You will not have appraisal or dissenters rights as a result of continuing operations. Accordingly, if you disagree with the proposal to continue operations you will not have the right to require Fund XXI to pay out the value of your units. If you disagree, and wish to sell your units, you will be required to find a different method of doing so, such as utilizing the Fund’s unit repurchase plan or holding your units until the Fund is liquidated.

PROPOSAL #3 – SALE OF JOINT VENTURE INTERESTS TO OTHER AEI AFFILIATED FUNDS

Reasons for Proposal #3

Fund XXI owns joint venture interests in fiver properties that were purchased consistent with authority in the operating agreement to purchase joint venture interests with AEI Affiliated Funds. In particular, Fund XXI owns a 50.0% interest in a Jared Jewelry store in Hanover, Maryland, a 40% interest in a Jared Jewelry store in Auburn Hills, Michigan, a 54% interest in a Best Buy store in Eau Claire, Wisconsin, a 55% interest in a Fresenius clinic, and a 30% interest in a Burlington Coat Factory store in Champaign, Illinois.  Because most investors in net leased real estate require ownership of an entire property, we believe that it would be difficult for Fund XXI to sell these interests in the open real estate market.

The operations of Fund XXI are governed by its operating agreement. Section 6.6 of the operating agreement permits joint ventures with other AEI Affiliated Funds, subject to certain conditions, including that each Fund has a right of first refusal to purchase the other party’s interest in the event of an attempted sale of an interest in a property. This right of first refusal was included in the agreements under which Fund XXI acquired its joint venture interests in the five properties. The General Partners of Fund XXI believe that this implicitly allows, or requires, sale of an interest to an affiliate. Nevertheless, Section 6.5(vii) of the operating agreement prohibits a sale of a “property” by Fund XXI to an affiliate. Although the General Partners believe this was intended to prohibit only sale of a whole property rather than a joint-venture interest such as the interests held by Fund XXI in the five properties, the General Partners believe it is unwise to proceed with a sale to an affiliate absent a confirming vote of limited partners.

In addition, although the General Partners believe the same provisions of the operating agreement that authorized the purchase with AEI Affiliated Funds also provides a basis to sell to AEI Affiliated Funds, the provisions are not unambiguous. As a result, we are asking you to vote on a proposal to make clear that Fund XXI may sell its joint venture interests in these properties to other AEI Affiliated Funds. The sales price for properties sold in this manner will be based upon an independent, third-party, commercial property appraisal.

The General Partners believe that sale of a joint venture interest in the open market is difficult, takes considerable time, likely would result in higher sales costs such as commissions, and could generate a lower price to Fund XXI. Unless otherwise provided by contract, minority interests in properties do not allow the holder to control management of the properties or the timing of the disposition of properties, and the partnership/operating agreements of AEI Funds effectively require that AEI Funds have such control. Because a buyer would likely negatively view this lack of liquidity, lack of management control and control over disposition, the General Partners believe these interests are more difficult to sell than the entire fee simple interest in a property, and take considerable time to sell in the open market. Further, to complete such a sale, Fund XXI would likely need to retain a broker, and pay brokerage commissions of 3% to 6% on any such sale. For all of these reasons, the General Partners believe it is in the best interests of the Fund and its limited partners to allow Fund XXI to complete the sale of these properties to AEI Affiliated Funds.

Effects of Proposal #3

If limited partners holding a majority of the outstanding units vote in favor of the proposal, Fund XXI will be allowed to sell its joint venture interest in a property to an AEI Affiliated Fund. At the time Fund XXI is ready to sell a joint venture interest in a property, the Fund will determine if the Affiliated Fund(s) that owns the remaining interest(s) in the property is ready to sell also. If an Affiliated Fund is not ready to sell its interest in the property, Fund XXI will take action to sell its interest to an Affiliated Fund. To determine the price of each property interest, the Fund will obtain an appraisal from an independent, third-party, commercial property appraiser. Fund XXI will pay the cost of the appraisals and the customary closing costs that a seller incurs in the state where the property is located. However, the Fund will not pay a brokerage commission, which typically ranges from 3% to 6% of the property’s gross sale price. The sales will be made on an “as is, where is” basis.

If the Affiliated Fund(s) that owns the remaining interest(s) in a property is ready to sell, then Fund XXI and the Affiliated Fund(s) will jointly take action to sell 100% of the property on the open real estate market. The sales proceeds and expenses of the sale would be allocated pro rata based on the ownership percentage of the property.

Amendment to the Operating Agreement

The proposal to allow Fund XXI to sell joint venture interests in five of its properties to other AEI Affiliated Funds will be implemented, if approved by limited partners, through the amendment to Section 6.5 of the operating agreement that is set forth in Exhibit C to this Consent Statement.

Risks of Proposal #3

The appraised value of a property interest may be less than the value that could be obtained by offering the property interest in the open real estate market.

If the proposal is approved, each property interest that is sold to an AEI Affiliated Fund will be sold at a price as determined by an independent, third-party, commercial property appraiser. The appraiser will research each property by reviewing market data and other information to form an opinion as to the value of the property. It is possible that a higher price could be realized if the property was listed in the open real estate market where the interaction of many buyers and sellers determine the value of the property. However, listing the property in the real estate market could also result in a lower price.

If the proposal is not approved, sale of the joint venture interests will be delayed, and this may delay final liquidation of Fund XXI and distribution of proceeds to you.

Because of the ambiguity of the language in the operating agreement of Fund XXI, the General Partners do not intend to proceed with sale of joint venture interests to AEI Affiliated Funds unless they receive the affirmative vote of holders of a majority of the outstanding units of Fund XXI on the proposal. The General Partners believe it is very difficult to sell joint venture interests in the open market, and expects that a failure to approve the proposal will result in considerable delay in the sale of these interests, the final liquidation of Fund XXI, and the distribution of liquidation proceeds. Such a delay can also be expected to increase ongoing administrative costs and reduce the amount of proceeds eventually distributed.

UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XXI, Inc. (Fund XXI’s Managing General Partner), by Robert P. Johnson (Fund XXI’s Individual General Partner) and by each officer or director of the Managing General Partner as of September 30, 2020:

Name and Address of Beneficial Owner	Number of Units Held	Percent of Class

AEI Fund Management XXI, Inc.	0	0.00%
Robert P. Johnson	0	0.00%
Marni J. Nygard	0	0.00%
Keith E. Petersen	0	0.00%

Address for all:
1300 Wells Fargo Place 30 East 7th Street, St. Paul, Minnesota 55101

To the best of our knowledge, there is no beneficial owner holding 5% or more of the units.

CONSENT PROCEDURES

Your vote is important. Each limited partner is urged to initial, date and sign the enclosed Consent Form and return it in the enclosed postage prepaid envelope. If you require assistance completing the Consent Form, please call AEI Investor Relations, toll free at 800-328-3519.

Timing of the Consent Solicitation

We have fixed the close of business on January 1, 2021 as the record date for the determination of the limited partners entitled to vote on the proposals; the close of business on March 1, 2021 as the date by which Consent Forms must be received by us in order to be counted; and March 5, 2021 as the date on which the consents will be counted. You may revoke your consent at any time prior to March 1, 2021, provided we receive written revocation prior to that date.

To vote for one of these proposals, you must return a properly signed Consent Form that is received by AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on March 1, 2021. The General Partners will tabulate the votes.

Record Date and Votes Required for Approval

Only holders of record of units of limited partnership interest as of January 1, 2021, the record date, will be entitled to vote on the proposals. Voting by the limited partners is based upon the number of units held. As of January 1, 2021, there were 18,791.1316 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

Pursuant to the limited partnership agreement of Fund XXI, in order for any of the three proposals to be approved, a majority of the outstanding units (excluding any units held by the General Partners) must be voted in favor of the proposal. Accordingly, 9,395.566 units must be voted “FOR” the liquidation proposal, “FOR” the proposal to continue operations, or “FOR” the proposal to amend the unit repurchase plan for the respective proposal to be approved. Because an abstention would not be counted as a vote for a proposal, it would have the effect of a vote against a proposal.

Procedures for Voting

Accompanying this Consent Statement is a Consent Form for each limited partner. By initialing the appropriate line on the Consent Form, you can indicate whether you vote “FOR” or “AGAINST” or “ABSTAIN” as to the proposals. Please do not vote “FOR” both Proposal #1 and Proposal #2: they are mutually exclusive and cannot be implemented simultaneously. If you return your Consent Form signed without marking any line, you will be deemed to have voted “AGAINST” Proposal #1 – to commence liquidation, “FOR” Proposal #2 – to continue operations, and “FOR” Proposal #3 – to allow the sale of joint venture interests to other AEI Affiliated Funds.

Limited partners who vote “FOR” Proposal #1 – to commence liquidation, do not have appraisal or similar rights under Minnesota law.

Costs of Solicitation

The cost of solicitation of consents of the limited partners will be borne by Fund XXI. The solicitations will be made by mail. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

Mailing

This Consent Statement was first mailed to limited partners on or about January 7, 2021.

AEI Fund Management XXI, Inc.
General Partner

/s/ Marni J. Nygard, President

EXHIBIT A

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
(PROPOSAL #2)

We are proposing to amend and restate Section 11.3 of the Limited Partnership Agreement of AEI Net Lease Income & Growth Fund XXI Limited Partnership to read in its entirety as follows:

11.3
Liquidity Event.

(a) The Managing General Partner shall, on or before January 31, 2026, prepare a proxy or consent statement pursuant to which it shall solicit the consent of Limited Partners to vote with respect to a proposal to commence the sale of all of the Properties and the dissolution and liquidation of the Partnership in accordance with Article XII. The Managing General Partner shall distribute and commence the solicitation of such consents or proxies promptly after the same may be conducted in accordance with applicable laws.

(b) Notwithstanding Section 11.3(a), the Managing General Partner shall not be required to recommend such sale, dissolution and liquidation, and may present in addition to such proposal and as an alternative to the same, a proposal to extend the time period during which the Partnership shall continue to operate, provided that the Managing General Partner commits to again submit a proposal consistent with Section 11.3(a) by approximately the end of the calendar year in which the fifth anniversary of the date upon which the vote upon such proposal occurs.

EXHIBIT B

AEI NET LEASE INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	24

Balance Sheets as of December 31, 2019 and 2018	25

Statements for the Years Ended December 31, 2019 and 2018:

Income	26

Cash Flows	27

Changes in Partners’ Capital (Deficit)	28

Notes to Financial Statements	29 – 40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners:
AEI Income & Growth Fund XXI Limited Partnership
St. Paul, Minnesota

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AEI Income & Growth Fund XXI Limited Partnership (a Minnesota limited partnership) as of December 31, 2019 and 2018, and the related statements of income, changes in partners' capital, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Boulay PLLP

We have served as the Partnership’s auditor since 1994

Minneapolis, Minnesota
March 30, 2020

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2019	2018

Current Assets:
Cash	$3,197,449	$993,307
Receivables	0	3,664
Total Current Assets	3,197,449	996,971

Real Estate Investments:
Land	2,959,461	3,659,461
Buildings	8,932,356	10,339,539
Acquired Intangible Lease Assets	621,258	807,178
Real Estate Held for Investment, at cost	12,513,075	14,806,178
Accumulated Depreciation and Amortization	(4,254,350)	(4,239,689)
Total Real Estate Investments	8,258,725	10,566,489
Total Assets	$11,456,174	$11,563,460

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$94,400	$107,167
Distributions Payable	198,178	198,186
Total Current Liabilities	292,578	305,353

Long-term Liabilities:
Acquired Below-Market Lease Intangibles, Net	49,323	87,655

Partners’ Capital :
General Partners	7,992	2,998
Limited Partners – 24,000 Units authorized; 18,791 and 19,329 Units issued and outstanding as of December 31, 2019 and 2018, respectively	11,106,281	11,167,454
Total Partners' Capital	11,114,273	11,170,452
Total Liabilities and Partners' Capital	$11,456,174	$11,563,460

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENTS OF INCOME

	Years Ended December 31
	2019	2018

Rental Income	$1,001,165	$1,036,602

Expenses:
Partnership Administration – Affiliates	156,988	147,914
Partnership Administration and Property Management – Unrelated Parties	97,151	97,109
Depreciation and Amortization	450,074	470,484
Total Expenses	704,213	715,507

Operating Income	296,952	321,095

Other Income:
Gain on Sale of Real Estate	804,853	0
Interest Income	15,995	7,647
Total Other Income	820,848	7,647

Net Income	$1,117,800	$328,742

Net Income Allocated:
General Partners	$16,734	$3,287
Limited Partners	1,101,066	325,455
Total	$1,117,800	$328,742

Net Income per Limited Partnership Unit:	$57.46	$16.74

Weighted Average Units Outstanding – Basic and Diluted	19,162	19,437

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2019	2018

Cash Flows from Operating Activities:
Net Income	$1,117,800	$328,742

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation and Amortization	433,722	451,384
Gain on Sale of Real Estate	(804,853)	0
(Increase) Decrease in Receivables	3,664	47,153
Increase (Decrease) in Payable to AEI Fund Management, Inc.	(12,767)	79,932
Total Adjustments	(380,234)	578,469
Net Cash Provided By (Used For) Operating Activities	737,566	907,211

Cash Flows from Investing Activities:
Investments in Real Estate	(90,000)	0
Proceeds from Sale of Real Estate	2,730,563	0
Net Cash Provided By (Used For) Investing Activities	2,640,563	0

Cash Flows from Financing Activities:
Distributions Paid to Partners	(792,729)	(1,812,925)
Repurchase of Partnership Units	(381,258)	(243,373)
Net Cash Provided By (Used For) Financing Activities	(1,173,987)	(2,056,298)

Net Increase (Decrease) in Cash	2,204,142	(1,149,087)

Cash, beginning of year	993,307	2,142,394

Cash, end of year	$3,197,449	$993,307

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2017	$10,072	$11,867,738	$11,877,810	19,615.64

Distributions Declared	(7,927)	(784,800)	(792,727)

Repurchase of Partnership Units	(2,434)	(240,939)	(243,373)	(287.00)

Net Income	3,287	325,455	328,742

Balance, December 31, 2018	2,998	11,167,454	11,170,452	19,328.64

Distributions Declared	(7,928)	(784,793)	(792,721)

Repurchase of Partnership Units	(3,812)	(377,446)	(381,258)	(537.50)

Net Income	16,734	1,101,066	1,117,800

Balance, December 31, 2019	$7,992	$11,106,281	$11,114,273	18,791.14

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(1)  Organization –

AEI Income & Growth Fund XXI Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants.  The Partnership's operations are managed by AEI Fund Management XXI, Inc. (“AFM”), the Managing General Partner.  Robert P. Johnson, the Chief Executive Officer and sole director of AFM, serves as the Individual General Partner.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson and his wife own a majority interest.  AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer.  The Partnership commenced operations on April 14, 1995 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted.  On January 31, 1997, the offering terminated when the maximum subscription limit of 24,000 Limited Partnership Units was reached.  Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $24,000,000 and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum.  Distributions to Limited Partners will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 10% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow;  (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners.  Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year.  Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed.  Net losses from operations will be allocated 99% to the Limited Partners and 1% to the General Partners.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(1)  Organization – (Continued)

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 10% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners.  Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

The General Partners are not required to currently fund a deficit capital balance.  Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

In January 2014, the Managing General Partner mailed a Consent Statement (Proxy) seeking the consent of the Limited Partners to continue the Partnership for an additional 60 months or to initiate the final disposition, liquidation and distribution of all of the Partnership’s properties and assets.  On February 14, 2014, the proposal to continue the Partnership was approved with a majority of Units voted in favor of the continuation proposal.  As a result, the Managing General Partner will continue the operations of the Partnership.  In consideration of the adverse impact COVID-19 is having on the World and U.S. economy, the General Partner believes it is in the best interest of the Partnership to continue operations.  The General Partner will re-evaluate the situation in 12 to 24 months and may again submit the option to liquidate to a vote by the Limited Partners at that time.

(2)  Summary of Significant Accounting Policies –

Financial Statement Presentation

The accounts of the Partnership are maintained on the accrual basis of accounting for both federal income tax purposes and financial reporting purposes.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with United States Generally Accepted Accounting Principles (US GAAP).  Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates, and the difference could be material.  Significant items, subject to such estimates and assumptions, include the carrying value of real estate held for investment, real estate held for sale and related intangible assets.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(2)  Summary of Significant Accounting Policies – (Continued)

The Partnership regularly assesses whether market events and conditions indicate that it is reasonably possible to recover the carrying amounts of its investments in real estate from future operations and sales.  A change in those market events and conditions could have a material effect on the carrying amount of its real estate.

Cash Concentrations of Credit Risk

The Partnership's cash is deposited in one financial institution and at times during the year it may exceed FDIC insurance limits.

Receivables

Credit terms are extended to tenants in the normal course of business.  The Partnership performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Receivables are recorded at their estimated net realizable value. The Partnership follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Partnership is of the belief that such accounts, if any, will be collectible in all material respects and thus an allowance is not necessary.  Accounts are considered past due if payment is not made on a timely basis in accordance with the Partnership’s credit terms.  Receivables considered uncollectible are written off.

Income Taxes

The income or loss of the Partnership for federal income tax reporting purposes is includable in the income tax returns of the partners.  In general, no recognition has been given to income taxes in the accompanying financial statements.

The tax return and the amount of distributable Partnership income or loss are subject to examination by federal and state taxing authorities.  If such an examination results in changes to distributable Partnership income or loss, the taxable income of the partners would be adjusted accordingly.  Primarily due to its tax status as a partnership, the Partnership has no significant tax uncertainties that require recognition or disclosure.  The Partnership is no longer subject to U.S. federal income tax examinations for tax years before 2016, and with few exceptions, is no longer subject to state tax examinations for tax years before 2016.

Revenue Recognition

The Partnership's real estate is leased under net leases, classified as operating leases.  The leases provide for base annual rental payments payable in monthly installments.  The Partnership recognizes rental income according to the terms of the individual leases.  For leases that contain stated rental increases, the increases are recognized in the year in which they are effective.  Contingent rental payments are recognized when the contingencies on which the payments are based are satisfied and the rental payments become due under the terms of the leases.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(2)  Summary of Significant Accounting Policies – (Continued)

Real Estate

Upon acquisition of real properties, the Partnership records them in the financial statements at cost.  The purchase price is allocated to tangible assets, consisting of land and building, and to identified intangible assets and liabilities, which may include the value of above market and below market leases and the value of in-place leases.  The allocation of the purchase price is based upon the fair value of each component of the property.  Although independent appraisals may be used to assist in the determination of fair value, in many cases these values will be based upon management’s assessment of each property, the selling prices of comparable properties and the discounted value of cash flows from the asset.

The fair values of above market and below market in-place leases will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the non-cancelable term of the lease including any bargain renewal periods.  The above market and below market lease values will be capitalized as intangible lease assets or liabilities.  Above market lease values will be amortized as an adjustment of rental income over the remaining term of the respective leases.  Below market lease values will be amortized as an adjustment of rental income over the remaining term of the respective leases, including any bargain renewal periods.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market and below market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases will include estimated direct costs associated with obtaining a new tenant, and opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease.  Direct costs associated with obtaining a new tenant may include commissions, tenant improvements, and other direct costs and are estimated, in part, by management’s consideration of current market costs to execute a similar lease.  These direct costs will be included in intangible lease assets on the balance sheet and will be amortized to expense over the remaining term of the respective leases.  The value of opportunity costs will be calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease.  These intangibles will be included in intangible lease assets on the balance sheet and will be amortized to expense over the remaining term of the respective leases.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(2)  Summary of Significant Accounting Policies – (Continued)

The Partnership tests real estate for recoverability when events or changes in circumstances indicate that the carrying value may not be recoverable.  For properties the Partnership will hold and operate, it compares the carrying amount of the property to the estimated probability-weighted future undiscounted cash flows expected to result from the property and its eventual disposition.  If the sum of the expected future cash flows is less than the carrying amount of the property, the Partnership recognizes an impairment loss by the amount by which the carrying amount of the property exceeds the fair value of the property.  For properties held for sale, the Partnership determines whether impairment has occurred by comparing the property’s estimated fair value less cost to sell to its current carrying value.  If the carrying value is greater than the net realizable value, an impairment loss is recorded to reduce the carrying value of the property to its net realizable value.

For financial reporting purposes, the buildings owned by the Partnership are depreciated using the straight-line method over an estimated useful life of 25 years.  Intangible lease assets are amortized using the straight-line method for financial reporting purposes based on the remaining life of the lease.

The disposition of a property or classification of a property as Real Estate Held for Sale by the Partnership does not represent a strategic shift that will have a major effect on the Partnership’s operations and financial results.  Therefore, the results from operating and selling the property are included in continuing operations.

The Partnership accounts for properties owned as tenants-in-common with affiliated entities and/or unrelated third parties using the proportionate consolidation method.  Each tenant-in-common owns a separate, undivided interest in the properties.  Any tenant-in-common that holds more than a 50% interest does not control decisions over the other tenant-in-common interests.  The financial statements reflect only this Partnership's percentage share of the properties' land, building, liabilities, revenues and expenses.

The Partnership's properties are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which the properties are located.  These laws could require the Partnership to investigate and remediate the effects of the release or disposal of hazardous materials at these locations if found.  For each property, an environmental assessment is completed prior to acquisition.  In addition, the lease agreements typically strictly prohibit the production, handling, or storage of hazardous materials (except where incidental to the tenant’s business such as use of cleaning supplies) in violation of applicable law to restrict environmental and other damage.  Environmental liabilities are recorded when it is determined the liability is probable and the costs can reasonably be estimated.  There were no environmental issues noted or liabilities recorded at December 31, 2019 and 2018.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(2)  Summary of Significant Accounting Policies – (Continued)

Fair Value Measurements

As of December 31, 2019 and 2018, the Partnership had no assets or liabilities measured at fair value on a recurring basis or nonrecurring basis.

Income Per Unit

Income per Limited Partnership Unit is calculated based on the weighted average number of Limited Partnership Units outstanding during each period presented.  Diluted income per Limited Partnership Unit considers the effect of any potentially dilutive Unit equivalents, of which the Partnership had none for each of the years ended December 31, 2019 and 2018.

Reportable Segments

The Partnership invests in single tenant commercial properties throughout the United States that are net leased to tenants in various industries.  Because these net leased properties have similar economic characteristics, the Partnership evaluates operating performance on an overall portfolio basis.  Therefore, the Partnership’s properties are classified as one reportable segment.

Recently Adopted Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded.  In addition, the amendments expanded the disclosure requirements for the analysis of partners’ capital for interim financial statements.  Under the amendments, an analysis of changes in each caption of partners’ capital presented in the balance sheet must be provided in a note or separate statement.  The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of income is required to be filed.  The Partnership’s first presentation of year-to-date quarterly changes in partners’ capital was included in its Form 10‑Q for the quarter ended March 31, 2019.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, which provides guidance for accounting for leases.  The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets, initially measured at the present value of the lease payments.  The accounting guidance for lessors is largely unchanged.  The ASU is effective for annual and interim periods beginning after December 15, 2018. It is to be adopted using a modified retrospective approach.  The Partnership has adopted the accounting pronouncement effective January 1, 2019 and the adoption of the standard did not have a material impact on the Partnership’s financial statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(3)  Related Party Transactions –

The Partnership owns the percentage interest shown below in the following properties as tenants-in-common with the affiliated entities listed:  Jared Jewelry store in Hanover, Maryland (50% – AEI Net Lease Income & Growth Fund XX Limited Partnership); Jared Jewelry store in Auburn Hills, Michigan (40% – AEI Income & Growth Fund 25 LLC); Best Buy store (54% – AEI Income & Growth Fund 26 LLC); Fresenius Medical Center (55% – AEI Income & Growth Fund 24 LLC); and Gander Mountain store (30% – AEI Accredited Investor Fund V LP and AEI National Income Property Fund VIII LP).

The Partnership owned a 50% interest in a Tractor Supply Company store.  AEI Accredited Investor Fund V LP, an affiliate of the Partnership, owned a 50% interest in this property until the property was sold to an unrelated third party in 2019.

AEI received the following reimbursements for costs and expenses from the Partnership for the years ended December 31:
		2019	2018

a.	AEI is reimbursed for costs incurred in providing services related to managing the Partnership's operations and properties, maintaining the Partnership's books, and communicating with the Limited Partners.	$156,988	$147,914

b.	AEI is reimbursed for all direct expenses it paid on the Partnership's behalf to third parties related to Partnership administration and property management. These expenses included printing costs, legal and filing fees, direct administrative costs, outside audit costs, taxes, insurance and other property costs.	$97,151	$97,109

c.	AEI is reimbursed for costs incurred in providing services related to the sale of property on behalf of the Partnership.	$13,668	$0

The payable to AEI Fund Management, Inc. represents the balance due for the services described in 3a, b and c.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(4)  Real Estate Investments –

The Partnership leases its properties to tenants under net leases, classified as operating leases.  Under a net lease, the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses for the property.  For some leases, the Partnership is responsible for repairs to the structural components of the building, the roof, and the parking lot.  At the time the properties were acquired, the remaining primary lease terms varied from 10 to 18 years.  The leases provide the tenants with two to four five-year renewal options subject to the same terms and conditions as the primary term.  The leases for the Best Buy store, Jared Jewelry store in Auburn Hills and Fresenius Medical Center were extended to end on January 19, 2023, December 31, 2024 and June 30, 2027, respectively.

The Partnership's properties are commercial, single-tenant buildings.  The Jared Jewelry store in Hanover, Maryland was constructed in 2001 and acquired in 2004.  The Jared Jewelry store in Auburn Hills, Michigan was constructed in 1999 and acquired in 2005.  The Best Buy store was constructed in 1990, renovated in 1997 and acquired in 2008.  The Fresenius Medical Center was constructed and acquired in 2008.  The Gander Mountain store was constructed in 1994 and renovated and acquired in 2014.  The Dollar Tree store was constructed in 2015 and acquired in 2016.  There have been no costs capitalized as improvements subsequent to the acquisitions, except for $46,750 of tenant improvements related to the Fresenius Medical Center.

The cost of the properties not held for sale and related accumulated depreciation at December 31, 2019 are as follows:

Property	Land	Buildings	Total	Accumulated Depreciation

Jared Jewelry, Hanover, MD	$861,065	$1,128,070	$1,989,135	$716,331
Jared Jewelry, Auburn Hills, MI	280,993	1,185,055	1,466,048	709,047
Best Buy, Eau Claire, WI	853,357	2,784,349	3,637,706	1,327,199
Fresenius Medical Center, Shreveport, LA	102,046	1,305,321	1,407,367	578,053
Gander Mountain, Champaign, IL	507,000	1,279,291	1,786,291	281,446
Dollar Tree, Cincinnati, OH	355,000	1,250,270	1,605,270	195,879
	$2,959,461	$8,932,356	$11,891,817	$3,807,955

For the years ended December 31, 2019 and 2018, the Partnership recognized depreciation expense of $402,316 and $416,388, respectively.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(4)  Real Estate Investments – (Continued)

The following schedule presents the cost and related accumulated amortization of acquired lease intangibles not held for sale at December 31:

	2019		2018
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Acquired Intangible Lease Assets (in-place lease intangibles with a weighted average life of 33 and 64 months, respectively)	$621,258	$446,395	$807,178	$533,849

Acquired Below-Market Lease Intangibles (weighted average life of 73 and 59 months, respectively)	$80,404	$31,081	$161,007	$73,352

For the years ended December 31, 2019 and 2018, the value of in-place lease intangibles amortized to expense was $47,758 and $54,096, and the increase to rental income for below-market leases was $16,352 and $19,100, respectively.  For lease intangibles not held for sale as of December 31, 2019, the estimated amortization expense is $28,744 and the estimated increase to rental income for below-market leases is $8,108 for each of the next five succeeding years.

The Partnership owns a 30% interest in the Gander Mountain store in Champaign, Illinois.  The remaining interests in the property are owned by affiliates of the Partnership.  On March 10, 2017, Gander Mountain Company filed for Chapter 11 reorganization and announced it was closing the store, following a liquidation sale of its onsite assets.  In June 2017, the tenant filed a motion with the bankruptcy court to reject the lease for this store effective June 30, 2017.  At this time, the tenant returned possession of the property to the owners and the Partnership became responsible for its 30% share of real estate taxes and other costs associated with maintaining the property.  The tenant paid rent through June 2017.  The owners have listed the property for lease with a real estate broker in the Champaign area.

In March 2019, the Partnership entered into an agreement with the tenant of the Jared Jewelry store in Auburn Hills, Michigan to extend the lease term five years to end on December 31, 2024.  As part of the agreement, the annual rent will decrease from $124,049 to $105,560 effective January 1, 2020.

In September 2019, the Partnership entered into an agreement with the tenant of the Tractor Supply Company store in Canton, Georgia to extend the lease term ten years to end on September 30, 2034.  The annual rent remained the same with a 3.0% increase scheduled to occur after five years.  As part of the agreement, the Partnership paid a tenant improvement allowance of $90,000 that was capitalized.

In September 2019, the Partnership entered into an agreement to sell its 50% interest in the Tractor Supply Company store to an unrelated third party.  On October 23, 2019, the sale closed with the Partnership receiving net proceeds of $2,730,563, which resulted in a net gain of $804,853.  At the time of sale, the cost and related accumulated depreciation and amortization was $2,302,500 and $376,790, respectively.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(4)  Real Estate Investments – (Continued)

For properties owned as of December 31, 2019, the minimum future rent payments required by the leases are as follows:
2020	$826,688
2021	833,197
2022	641,437
2023	354,917
2024	340,501
Thereafter	414,280
$3,411,020

There were no contingent rents recognized in 2019 and 2018.

(5)  Major Tenants –

The following schedule presents rental income from individual tenants, or affiliated groups of tenants, who each contributed more than ten percent of the Partnership's total rental income for the years ended December 31:

Tenants	Industry	2019	2018

Sterling Jewelers Inc.	Retail	$327,995	$327,995
Best Buy Stores, L.P.	Retail	282,241	281,992
Tractor Supply Company	Retail	147,880	183,565
Dollar Tree Stores, Inc.	Retail	130,277	130,278
Bio-Medical Applications of Louisiana, LLC	Medical	112,772	112,772
Aggregate rental income of major tenants		$1,001,165	$1,036,602
Aggregate rental income of major tenants as a percentage of total rental income		100%	100%

(6)  Partners’ Capital –

For the years ended December 31, 2019 and 2018, the Partnership declared distributions of $792,721 and $792,727, respectively.  The Limited Partners received distributions of $784,793 and $784,800 and the General Partners received distributions of $7,928 and $7,927 for the years, respectively.  The Limited Partners' distributions represented $40.96 and $40.38 per Limited Partnership Unit outstanding using 19,162 and 19,437 weighted average Units in 2019 and 2018, respectively.  The distributions represented $40.96 and $4.27 per Unit of Net Income and $0 and $36.11 per Unit of contributed capital in 2019 and 2018, respectively.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(6)  Partners’ Capital – (Continued)

As part of the distributions discussed above, the Partnership distributed net sale proceeds of $64,513 and $267,409 in 2019 and 2018, respectively.  The Limited Partners received distributions of $63,868 and $264,735 and the General Partners received distributions of $645 and $2,674 for the years, respectively.  The Limited Partners’ distributions represented $3.32 and $13.64 per Unit for the years, respectively.

The Partnership may repurchase Units from Limited Partners who have tendered their Units to the Partnership.  Such Units may be acquired at a discount.  The Partnership will not be obligated to purchase in any year any number of Units that, when aggregated with all other transfers of Units that have occurred since the beginning of the same calendar year (excluding Permitted Transfers as defined in the Partnership Agreement), would exceed 5% of the total number of Units outstanding on January 1 of such year.  In no event shall the Partnership be obligated to purchase Units if, in the sole discretion of the Managing General Partner, such purchase would impair the capital or operation of the Partnership.

On April 1, 2019, the Partnership repurchased a total of 64.65 Units for $48,051 from 5 Limited Partners in accordance with the Partnership Agreement.  The Partnership acquired these Units using Net Cash Flow from operations.  On October 1, 2019, the Partnership repurchased a total of 472.85 Units for $329,395 from 40 Limited Partners.  The Partnership acquired these Units using net sale proceeds.  During 2018, the Partnership repurchased a total of 287.00 Units for $240,939 from 14 Limited Partners. The Partnership acquired these Units using Net Cash Flow from operations.  The repurchases increase the remaining Limited Partners' ownership interest in the Partnership.  As a result of these repurchases and pursuant to the Partnership Agreement, the General Partners received distributions of $3,812 and $2,434 in 2019 and 2018, respectively.

(7)  Income Taxes –

The following is a reconciliation of net income for financial reporting purposes to income reported for federal income tax purposes for the years ended December 31:

	2019	2018

Net Income for Financial Reporting Purposes	$1,117,800	$328,742

Depreciation for Tax Purposes Under Depreciation and Amortization for Financial Reporting Purposes	147,696	152,847

Gain on Sale of Real Estate for Tax Purposes Under Gain for Financial Reporting Purposes	(166,404)	0
Taxable Income to Partners	$1,099,092	$481,589

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

(7)  Income Taxes – (Continued)

The following is a reconciliation of Partners' capital for financial reporting purposes to Partners' capital reported for federal income tax purposes for the years ended December 31:

	2019	2018

Partners' Capital for Financial Reporting Purposes	$11,114,273	$11,170,452

Adjusted Tax Basis of Investments in Real Estate Over Net Investments in Real Estate for Financial Reporting Purposes	1,708,319	1,727,027

Syndication Costs Treated as Reduction of Capital For Financial Reporting Purposes	3,208,043	3,208,043
Partners' Capital for Tax Reporting Purposes	$16,030,635	$16,105,522

(8)  Coronavirus Outbreak –

Subsequent to December 31, 2019, there was a global outbreak of a new strain of coronavirus, COVID-19 which continues to adversely impact global commercial activity and has contributed to significant volatility in financial markets.  The global impact of the outbreak has been rapidly evolving, and as cases of the virus have continued to be identified in additional countries, many countries have reacted by instituting quarantines, placing restrictions on travel, and limiting hours of operations of non-essential offices and retail centers.  Such actions are creating disruption in global supply chains, and adversely impacting a number of industries, such as retail, restaurants and transportation.  The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown.  The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the coronavirus.  Nevertheless, the coronavirus presents material uncertainty and risk with respect to the Partnership’s performance and financial results, such as the potential negative impact to the tenants of its properties, the potential closure of certain of its properties, increased costs of operations, decrease in values of its properties, changes in law and/or regulation, and uncertainty regarding government and regulatory policy.  The Partnership is unable to estimate the impact the coronavirus will have on its financial results at this time.

BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2020	2019
	(unaudited)
Current Assets:
Cash	$2,974,676	$3,197,449
Rent Receivable	34,390	0
Total Current Assets	3,009,066	3,197,449

Real Estate Investments:
Land	2,857,415	2,959,461
Buildings	7,627,035	8,932,356
Acquired Intangible Lease Assets	655,278	621,258
Property Acquisition Costs	33,055	0
Real Estate Held for Investment, at cost	11,172,783	12,513,075
Accumulated Depreciation and Amortization	(3,926,665)	(4,254,350)
Real Estate Held for Investment, Net	7,246,118	8,258,725
Real Estate Held for Sale	788,049	0
Total Real Estate Investments	8,034,167	8,258,725
Long-Term Rent Receivable	17,195	0
Total Assets	$11,060,428	$11,456,174

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
Payable to AEI Fund Management, Inc.	$37,697	$94,400
Distributions Payable	133,937	198,178
Total Current Liabilities	171,634	292,578

Long-term Liabilities:
Acquired Below-Market Lease Intangibles, Net	43,242	49,323

Partners’ Capital :
General Partners	5,305	7,992
Limited Partners – 24,000 Units authorized; 18,791 Units issued and outstanding as of 9/30/2020 and 12/31/2019	10,840,247	11,106,281
Total Partners' Capital	10,845,552	11,114,273
Total Liabilities and Partners' Capital	$11,060,428	$11,456,174

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019

Rental Income	$208,699	$259,213	$626,097	$777,638

Expenses:
Partnership Administration – Affiliates	36,212	42,893	103,663	116,781
Partnership Administration and Property Management – Unrelated Parties	21,707	22,456	73,595	83,639
Depreciation and Amortization	97,211	117,621	291,633	352,863
Total Expenses	155,130	182,970	468,891	553,283

Operating Income	53,569	76,243	157,206	224,355

Other Income:
Interest Income	752	3,051	7,406	9,635

Net Income	$54,321	$79,294	$164,612	$233,990

Net Income Allocated:
General Partners	$543	$793	$1,646	$2,340
Limited Partners	53,778	78,501	162,966	231,650
Total	$54,321	$79,294	$164,612	$233,990

Net Income per Limited Partnership Unit	$2.86	$4.08	$8.67	$12.01

Weighted Average Units Outstanding – Basic and Diluted	18,791	19,264	18,791	19,286

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30
	2020	2019
Cash Flows from Operating Activities:
Net Income	$164,612	$233,990

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation and Amortization	285,552	338,538
(Increase) Decrease in Rent Receivable	(51,585)	2,198
Increase (Decrease) in Payable to AEI Fund Management, Inc.	(56,703)	(5,142)
Total Adjustments	177,264	335,594
Net Cash Provided By (Used For) Operating Activities	341,876	569,584

Cash Flows from Investing Activities:
Investments in Real Estate	(67,075)	(90,000)

Cash Flows from Financing Activities:
Distributions Paid to Partners	(497,574)	(594,550)
Repurchase of Partnership Units	0	(48,537)
Net Cash Provided By (Used For) Financing Activities	(497,574)	(643,087)

Net Increase (Decrease) in Cash	(222,773)	(163,503)

Cash, beginning of period	3,197,449	993,307

Cash, end of period	$2,974,676	$829,804

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
(unaudited)

	General Partners	Limited Partners	Total	Limited Partnership Units Outstanding

Balance, December 31, 2018	$2,998	$11,167,454	$11,170,452	19,328.64

Distributions Declared	(1,982)	(196,204)	(198,186)

Net Income	819	81,036	81,855

Balance, March 31, 2019	1,835	11,052,286	11,054,121	19,328.64

Distributions Declared	(1,982)	(196,196)	(198,178)

Repurchase of Partnership Units	(486)	(48,051)	(48,537)	(64.66)

Net Income	728	72,113	72,841

Balance, June 30, 2019	95	10,880,152	10,880,247	19,263.98

Distributions Declared	(1,981)	(196,197)	(198,178)

Net Income	793	78,501	79,294

Balance, September 30, 2019	$(1,093)	$10,762,456	$10,761,363	19,263.98

Balance, December 31, 2019	$7,992	$11,106,281	$11,114,273	18,791.14

Distributions Declared	(1,948)	(192,902)	(194,850)

Net Income	494	48,866	49,360

Balance, March 31, 2020	6,538	10,962,245	10,968,783	18,791.14

Distributions Declared	(1,045)	(103,501)	(104,546)

Net Income	609	60,322	60,931

Balance, June 30, 2020	6,102	10,919,066	10,925,168	18,791.14

Distributions Declared	(1,340)	(132,597)	(133,937)

Net Income	543	53,778	54,321

Balance, September 30, 2020	$5,305	$10,840,247	$10,845,552	18,791.14

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(unaudited)

(1)  The condensed statements included herein have been prepared by the registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period, on a basis consistent with the annual audited statements. The adjustments made to these condensed statements consist only of normal recurring adjustments. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) have been condensed or omitted pursuant to such rules and regulations, although the registrant believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included in the registrant’s latest annual report on Form 10K.

(2)  Organization –

AEI Income & Growth Fund XXI Limited Partnership (“Partnership”) was formed to acquire and lease commercial properties to operating tenants. The Partnership's operations are managed by AEI Fund Management XXI, Inc. (“AFM”), the Managing General Partner. Robert P. Johnson, the Chief Executive Officer and sole director of AFM, serves as the Individual General Partner. AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson and his wife own a majority interest. AEI Fund Management, Inc. (“AEI”), an affiliate of AFM, performs the administrative and operating functions for the Partnership.

The terms of the Partnership offering called for a subscription price of $1,000 per Limited Partnership Unit, payable on acceptance of the offer. The Partnership commenced operations on April 14, 1995 when minimum subscriptions of 1,500 Limited Partnership Units ($1,500,000) were accepted. On January 31, 1997, the offering terminated when the maximum subscription limit of 24,000 Limited Partnership Units was reached. Under the terms of the Limited Partnership Agreement, the Limited Partners and General Partners contributed funds of $24,000,000 and $1,000, respectively.

During operations, any Net Cash Flow, as defined, which the General Partners determine to distribute will be distributed 90% to the Limited Partners and 10% to the General Partners; provided, however, that such distributions to the General Partners will be subordinated to the Limited Partners first receiving an annual, noncumulative distribution of Net Cash Flow equal to 10% of their Adjusted Capital Contribution, as defined, and, provided further, that in no event will the General Partners receive less than 1% of such Net Cash Flow per annum. Distributions to Limited Partners will be made pro rata by Units.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

(2)  Organization – (Continued)

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the General Partners determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Partners and 1% to the General Partners until the Limited Partners receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 10% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow;  (ii) any remaining balance will be distributed 90% to the Limited Partners and 10% to the General Partners. Distributions to the Limited Partners will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated first in the same ratio in which, and to the extent, Net Cash Flow is distributed to the Partners for such year. Any additional profits will be allocated in the same ratio as the last dollar of Net Cash Flow is distributed. Net losses from operations will be allocated 99% to the Limited Partners and 1% to the General Partners.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Partnership Agreement as follows: (i) first, to those partners with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Partners and 1% to the General Partners until the aggregate balance in the Limited Partners' capital accounts equals the sum of the Limited Partners' Adjusted Capital Contributions plus an amount equal to 10% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Partners and 10% to the General Partners. Losses will be allocated 98% to the Limited Partners and 2% to the General Partners.

The General Partners are not required to currently fund a deficit capital balance. Upon liquidation of the Partnership or withdrawal by a General Partner, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1% of total Limited Partners' and General Partners' capital contributions.

In January 2014, the Managing General Partner mailed a Consent Statement (Proxy) seeking the consent of the Limited Partners to continue the Partnership for an additional 60 months or to initiate the final disposition, liquidation and distribution of all of the Partnership’s properties and assets. On February 14, 2014, the proposal to continue the Partnership was approved with a majority of Units voted in favor of the continuation proposal. As a result, the Managing General Partner will continue the operations of the Partnership. In consideration of the adverse impact COVID-19 is having on the World and U.S. economy, the General Partner believes it is in the best interest of the Partnership to continue operations. The General Partner will re-evaluate the situation in 6 to 18 months and may again submit the option to liquidate to a vote by the Limited Partners at that time.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

(3)  Recently Issued Accounting Pronouncements –

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Partnership’s financial statements.

(4)  Real Estate Investments –

The Partnership owns a 30% interest in the Gander Mountain store in Champaign, Illinois. The remaining interests in the property are owned by affiliates of the Partnership. On March 10, 2017, Gander Mountain Company filed for Chapter 11 reorganization and announced it was closing the store, following a liquidation sale of its onsite assets. In June 2017, the tenant filed a motion with the bankruptcy court to reject the lease for this store effective June 30, 2017. At this time, the tenant returned possession of the property to the owners and the Partnership became responsible for its 30% share of real estate taxes and other costs associated with maintaining the property. The tenant paid rent through June 2017. The owners have listed the property for lease with a real estate broker in the Champaign area.

On August 11, 2020, the Partnership entered into a lease agreement with a primary term of 10 years with Burlington Coat Factory of Texas, Inc. (“Burlington”) as a replacement tenant for 62% of the square footage of the property. The tenant’s obligations under the lease are guaranteed by Burlington Coat Factory Warehouse Corporation. The tenant will operate a Burlington retail store in the space. The Partnership’s 30% share of annual rent is $102,980 and is expected to commence on June 1, 2021. The Partnership is responsible for paying its 30% share of the buildout of the space, which is expected to be approximately $660,000. It is expected that a total of $62,443 of lease commissions will be paid by the Partnership, as of September 30, 2020 the Partnership paid its 30% share of lease commissions due to real estate brokers totaling $34,020 that were owed as part of the lease transaction. This amount was capitalized and will be amortized over the term of the lease. The Partnership is continuing to pursue additional tenants for the remaining space.

In March 2019, the Partnership entered into an agreement with the tenant of the Jared Jewelry store in Auburn Hills, Michigan to extend the lease term five years to end on December 31, 2024. As part of the agreement, the annual rent will decrease from $124,049 to $105,560 effective January 1, 2020.

In September 2019, the Partnership entered into an agreement with the tenant of the Tractor Supply Company store in Canton, Georgia to extend the lease term ten years to end on September 30, 2034. The annual rent remained the same with a 3.0% increase scheduled to occur after five years. As part of the agreement, the Partnership paid a tenant improvement allowance of $90,000 that was capitalized.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

(4)  Real Estate Investments – (Continued)

In September 2019, the Partnership entered into an agreement to sell its 50% interest in the Tractor Supply Company store to an unrelated third party. On October 23, 2019, the sale closed with the Partnership receiving net proceeds of $2,730,563, which resulted in a net gain of $804,853. At the time of sale, the cost and related accumulated depreciation and amortization was $2,302,500 and $376,790, respectively.

In October 2020, the Partnership entered into an agreement to sell its 55% interest in the Fresenius Medical Center in Shreveport, Louisiana to an unrelated third party. The sale is subject to contingencies and may not be completed. If the sale is completed, the Partnership expects to receive net proceeds of approximately $1,467,000, which will result in a net gain of approximately $679,000. At September 30, 2020, the property was classified as Real Estate Held for Sale with a carrying value of $788,049.

(5)  Payable to AEI Fund Management, Inc. –

AEI Fund Management, Inc. performs the administrative and operating functions for the Partnership. The payable to AEI Fund Management represents the balance due for those services. This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(6)  Partners’ Capital –

For the nine months ended September 30, 2020 and 2019, the Partnership declared distributions of $433,333 and $594,542, respectively. The Limited Partners received distributions of $429,000 and $588,597 and the General Partners received distributions of $4,333 and $5,945 for the periods, respectively. The Limited Partners' distributions represented $22.83 and $30.52 per Limited Partnership Unit outstanding using 18,791 and 19,286 weighted average Units in 2020 and 2019, respectively. The distributions represented $8.67 and $9.52 per Unit of Net Income and $14.16 and $21.00 per Unit of contributed capital in 2020 and 2019, respectively.

As part of the distributions discussed above, the Partnership distributed net sale proceeds of $64,513 in 2019. The Limited Partners received distributions of $63,868 and the General Partners received distributions of $645. The Limited Partners’ distributions represented $3.32 per Unit.

For the nine months ended September 30, 2020, the Partnership did not repurchase any Units from the Limited Partners. For the nine months ended September 30, 2019, the Partnership repurchased a total of 64.66 Units for $48,051 from five Limited Partners in accordance with the Partnership Agreement. The Partnership acquired these Units using Net Cash Flow from operations. The repurchases increase the remaining Limited Partners' ownership interest in the Partnership. As a result of these repurchases and pursuant to the Partnership Agreement, the General Partners received distributions of $486 in 2019.

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS

(7)  Fair Value Measurements –

As of September 30, 2020 and December 31, 2019, the Partnership had no assets or liabilities measured at fair value on a recurring basis or nonrecurring basis.

(8)  Coronavirus Outbreak –

During the first quarter of 2020, there was a global outbreak of a new strain of coronavirus, COVID-19 which continues to adversely impact global commercial activity and has contributed to significant volatility in financial markets. The global impact of the outbreak has been rapidly evolving, and as cases of the virus have continued to be identified in additional countries, many countries have reacted by instituting quarantines, placing restrictions on travel, and limiting hours of operations of non-essential offices and retail centers. Such actions are creating disruption in global supply chains, and adversely impacting a number of industries, such as retail, restaurants and transportation. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the coronavirus. Nevertheless, the coronavirus presents material uncertainty and risk with respect to the Partnership’s performance and financial results, such as the potential negative impact to the tenants of its properties, the potential closure of certain of its properties, increased costs of operations, decrease in values of its properties, changes in law and/or regulation, and uncertainty regarding government and regulatory policy. Up to the date of this filing, the Partnership has entered into rent deferral agreements with two tenants of the six properties owned by the Partnership. In June 2020, the Partnership entered into an agreement with the tenant of the Jared Jewelry store in Auburn Hills, Michigan and Hanover, Maryland to defer base rent in April and May 2020. The tenant shall pay the deferred amounts in twelve equal monthly installments beginning on February 1, 2021.

The Partnership has elected not to account for these deferrals of rent as a lease modification under COVID-19 guidance issued by the Financial Accounting Standards Board. Deferred rent of $51,585 was recognized as rental income during the nine months ended September 30, 2020 and a corresponding rent receivable was recorded. The Partnership continues to work closely with tenants to determine the best course of action to meet the tenants short-term rental needs during these unprecedented times.

CONSENT FORM

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
CONSENT OF LIMITED PARTNERS

This consent is presented by
AEI Fund Management XXI, Inc., Managing General Partner

The undersigned, a Limited Partner of AEI Net Income & Growth Fund XXI Limited Partnership (“Fund XXI”), hereby consents (unless otherwise directed below) to the proposals identified below as indicated below. Indicate your vote by placing an “X” or check mark on the appropriate line. Failure to vote will have the effect of voting “AGAINST” each proposal.

Please vote “FOR” only one of the first two proposals. Do not vote “FOR” both Proposal #1 and Proposal #2: they are mutually exclusive and cannot be implemented simultaneously:

Proposal #1 – to liquidate:

FOR _____             AGAINST ______            ABSTAIN ______

Proposal #2 – to continue Fund XXI’s operations for an additional 60 months:

                             FOR _____             AGAINST ______            ABSTAIN ______

Please vote on Proposal #3 – to sell certain properties to other AEI Affiliated Funds:

                                FOR _____             AGAINST ______            ABSTAIN ______

The units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the proposal if no box is checked.

Please sign exactly as your name appears below. All owners of record and trustees must sign. When units are held by joint tenants, both owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

After marking your vote and signing this Consent Form, please return it in the enclosed, postage paid envelope. To be counted, this Consent Form must be received not later than the close of business on March 1, 2021.

Dated: ________________________

_____________________________________
_____________________________________
Signatory #1

Signatory #2

_____________________________________
_____________________________________
Signatory #3

Signatory #4